Exhibit 5.1

July 9, 2004

MK Resources Company

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as counsel to MK Resources Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, File No. 333-116344 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the offering of up to 70,150,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company. The Shares are to be sold pursuant to an Underwriting Agreement between the Company and CIBC World Markets Corp., Harris Nesbitt Corp., RBC Capital Markets Corp., Canaccord Capital Corporation (U.S.A.), Inc. and Griffiths McBurney Corp., as representatives of the underwriters named therein (the “Underwriting Agreement”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement, (ii) the Certificate of Amendment of Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement, (iii) the Certificate of Amendment of Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Registration Statement; (iv) the Registration Statement; (v) the Prospectus contained within the Registration Statement; (vi) the form of the Underwriting Agreement; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

WEIL GOTSHAL & MANGES LLP

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